EXHIBIT 23.2

                       [Miller and Lents, Ltd. Letterhead]

                                 April 12, 2000


Cabot Oil & Gas Corporation
1200 Enclave Parkway
Houston, Texas  77077

                                    Re:  Securities and Exchange Commission
                                         Form S-8 of Cabot Oil & Gas Corporation

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the use of its name and the use of its report dated February 4, 2000 regarding Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 1999, which report is to be included by reference in this Post-Effective Amendment to Registration Statement on Form S-8 (Registration No. 33-53723) to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

     Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                            Very truly yours,

                                            MILLER AND LENTS, LTD.

                                            By: /s/ JAMES A. COLE
                                                --------------------------------
                                                James A. Cole
                                                Senior Vice President